Exhibit 3.2
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SERVISFIRST BANCSHARES, INC.”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF MARCH, A.D. 2008, AT 10:15 O’CLOCK A.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

State of Delaware Secretary of State Division of Corporations Delivered 10:15 AM 03/27/2008 FILED 10:15 AM 03/27/2008 SRV 080361406 — 4399854 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SERVISFIRST BANCSHARES, INC.
          ServisFirst Bancshares, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”), does hereby certify as follows:
          FIRST:      The name of the corporation is ServisFirst Bancshares, Inc. (the “Corporation”).
          SECOND:      The Board of Directors of the Corporation has duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and calling a meeting of the stockholders of the Corporation for consideration thereof.
          THIRD:      The resolution setting forth the proposed amendment is as follows:
     RESOLVED, that, subject to the approval by the affirmative vote of the holders of a majority of the issued and outstanding common stock of the Corporation at the 2008 Annual Meeting of Stockholders of the Corporation, Article IV, Section 4.1 of the Certificate of Incorporation of the Corporation shall be and read as follows:
     Section 4.1      Authorization of Capital.   The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Sixteen Million (16,000,000) shares, comprised of Fifteen Million (15,000,000) shares of Common Stock, with a par value of $.001 per share, and One Million (1,000,000) shares of Preferred Stock, with a par value of $.001 per share, as the Board of Directors may decide to issue pursuant to Section 4.3, which constitutes a total authorized capital of all classes of capital stock of Sixteen Thousand Dollars ($16,000.00).
          FOURTH:      Thereafter, pursuant to a resolution of the Corporation’s Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment set forth above.
          FIFTH:      Such amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its undersigned duly authorized officer as of the 26th day of March, 2008.

SERVISFIRST BANCSHARES, INC.

By

William M. Foshee Chief Financial Officer, Treasurer and Secretary

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